Exhibit 10.21

Date

Name

Address

City, State, ZIP

Re:	Long-Term Incentive Performance Award - Targets for 3-Year Period Ending May 2

Dear                     :

The Compensation Committee of the Board of Directors granted to you a Performance Award under the Company’s Long Term Incentive Program on the terms described below. The Performance Award is designed to provide incentive payouts to certain senior managers based on the attainment of stated financial performance targets over a three-year period.

In an effort to focus on both the quantity and quality of earnings, the Performance Awards incorporate both an EPS and EVA component. For corporate officers, 50% of the possible award is allocated to EPS targets and 50% to EVA targets. For business unit executives, the Performance Award is structured a little differently; 50% of the possible award is allocated to the same corporate EPS and EVA targets as the corporate officers and 50% is allocated to business unit operating income targets.

Your Target Award for the three year performance period ending May             is $                    . The specific performance targets, and the allocation of the Target Award, is set forth below:

EPS Targets	EPS		Award
Threshold	$	_____	$	_____
Target	$	_____	$	_____
Maximum	$	_____	$	_____

EVA Targets		Cum EVA
Threshold	$	_____	$	_____
Target	$	_____	$	_____
Maximum	$	_____	$	_____

Business Unit OI Targets		OI
Threshold	$	_____	$	_____
Target	$	_____	$	_____
Maximum	$	_____	$	_____

Performance falling between threshold and maximum will be pro rated on a linear basis.

No payments will be made if performance falls below threshold. Each of the performance measures is free standing so that you will be able to earn a payout based upon the achievement of one measure, even if the threshold performance level is not achieved in the other measure.

Calculation of the Company results and attainment of performance measures will be made solely by the Compensation Committee based upon the Company’s audited financial statements. The Compensation Committee has the right to make changes and adjustments in calculating the performance measures to take into account unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations;

extraordinary gains and losses; mergers and acquisitions and purchases or sales of substantial assets; provided that, if Section 162(m) would be applicable to the pay-out of the Awards hereunder, any such change or adjustment must be permissible under Section 162(m).

The determination of the attainment of performance objectives and the amount of the Awards payable will generally be finalized at the Board of Directors and/or Compensation Committee Meeting immediately following the end of the three-year award period. Payments will then be made within a reasonable time after finalization by the Committee, unless there is a need for a delay.

Unless the Committee elects a different form of pay-out, payments will be made 50% in cash and 50% in Company stock, based upon the then current share price at the time of pay-out. The Committee may adopt provisions permitting the deferral of a portion or all of the payout into a Deferred Compensation Plan, provided that a timely deferral election is made. The Company may require payment of, or may withhold from payments, amounts necessary to meet any federal, state or local tax withholding requirements.

In general, termination of employment terminates Awards. Termination for reasons of death, disability or retirement will result in a pro rata pay-out for performance periods ending within 24 months after termination based on the number of months of employment completed by the Participant during the performance period before the effective date of Termination. No payout will be made for performance periods ending more than 24 months after termination. Termination for any other reason will result in the loss of all claims on Awards from the Plan.

The provisions of the Long-Term Incentive Plan are incorporated herein by reference and a copy is available at your request.

If you have any questions about the Awards, please direct them to                                 .

Very truly yours,